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                                Exhibit 11

                     LEGG MASON, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share amounts)


                                                  For the Years Ended March 31,
                                                          Primary (1)(2)

                                         1992       1993       1994       1995       1996
Net income per share common stock:

  Net income                          $21,167    $30,236    $36,297    $16,267    $37,867

  Interest expense, net, on
    convertible debentures               -          -          -          -          -

  Net earnings applicable to
    common stock and other
    dilutive securities               $21,167    $30,236    $36,297    $16,267    $37,867

  Weighted average number of
    common shares outstanding
    during the period                  12,293     12,495     12,972     13,478     14,687

  Additional shares assuming the
    effects of stock options              417        403        462        375        586

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share                       12,710     12,898     13,434     13,853     15,273

  Net earnings per common share       $  1.67    $  2.34    $  2.70    $  1.17    $  2.48

Dividends per common share            $  .280    $  .312    $  .380    $  .430    $  .470

  (1) Restated due to pooling of interests transaction.
  (2) Share and per share data adjusted to reflect the 5-for-4 stock split paid
      September 1993.

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                                 Exhibit 11 Continued

                     LEGG MASON, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share amounts)


                                                  For the Years Ended March 31,
                                                      Fully Diluted (1)(2)

                                         1992       1993       1994       1995       1996
Net earnings per share common stock:

  Net earnings                        $21,167    $30,236    $36,297    $16,267    $37,867

  Interest expense, net, on
    convertible debentures              1,188      1,207      2,811      2,849      1,956

  Net earnings applicable to
    common stock and other
    dilutive securities               $22,355    $31,443    $39,108    $19,116    $39,823

  Weighted average number of
    common shares outstanding
    during the period                  12,293     12,495     12,972     13,478     14,687

  Additional shares assuming
    the effects of stock options
    and conversion of convertible
    debentures                          2,120      2,105      4,490      4,700      3,846

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share                       14,413     14,600     17,462     18,178     18,533

  Net earnings per common share       $  1.55    $  2.15    $  2.24    $  1.05    $  2.15


  (1) Restated due to pooling of interests transaction.
  (2) Share and per share data adjusted to reflect the 5-for-4 stock split paid
      September 1993.

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